AMENDMENT TO DISTRIBUTION AND MANUFACTURING LICENSE AGREEMENT

This Amendment (the "Amendment") to the Distribution and Manufacturing License Agreement (the "Agreement") entered into on May 29, 1996 by and between THERMOGENESIS CORP., a Delaware corporation ("THERMO") and Asahi Medical Co., Ltd., a Japanese corporation ("ASAHI") is effective this 21st day of June 1999 ("Effective Date").

The second and third paragraphs of Witnesseth of the Agreement shall be amended as follows:

WHEREAS, THERMO represents that is has filed Application for Letters Patent of United States as set forth in the Agreement and subsequent thereto for Fibrinogen Processing Apparatus Method and Container, and Apparatus and Method of Preparation of Stable, Long Term Thrombin from Plasma and Thrombin Formed Thereby, all of which are listed on the "confidential" schedule attached to this Amendment, covering said inventions and is preparing an additional patent application for Method of Preparation of Stable, Long Term Thrombin from Plasma and Thrombin thereby (the "Patent Applications"), all of which either have been and/or will be filed in Japan; and

WHEREAS,   ASAHI  desires  to  obtain,  and  THERMO  is  willing  to  grant  the manufacturing and distribution rights for the sterile disposable processing"Containers" and the distribution rights to the thermodynamic "Device" and "Applicators" respecting said inventions and in the case of the occurrence of certain events, manufacturing rights to the thermodynamic "Device" and the "Applicators" additionally.

In consideration for the promises and subject to the conditions set forth in this Amendment, the parties mutually agree to amend the Agreement as follows:

A. The definitions contained in Section 1 of the Agreement shall be amended to read as follows:

        1.     Definitions
               -----------
               a. "System" shall mean the CryoStat-1 freezing and thawing thermodynamic device and the CP-1 sterile plastic disposable processing container for the rapid harvesting of cryoprecipitate from human plasma and/or CP-2 which consists of CP-1 connected to ATAK and Applicators that embody the Intellectual Property Rights of THERMO.
               b. "Container" shall mean the CP-1 clear, plastic, sterile disposable container, within which the plasma is located during the freeze/thaw cycle caused by the thermodynamic "Device", and the CP-2;
               e. "Auto-Cryo Kit" shall mean the disposable kit which will be reimbursed by the Japanese Ministry of Health and Welfare ("MHW") and will include any drug fee and any material fee which shall include the Container, chemicals (if any) and Applicators;
               h. "Licensed Patents" shall mean (i) the Patent Application and any Letters Patent filed in Japan (including any reissues or extensions thereof that may issue on any of the Patent Applications related to the System or ATAK, and any other Application that at any time which this Agreement is in effect shall be filed in Japan as a substitute for, or a division, continuation-in-part of, any of the Patent Applications or with respect to any improvements of the inventions disclosed in any of the Patent Applications related to the System or ATAK and any Letters Patent issued thereon, and (ii) any Letters Patent (including any extensions thereof or Patents of Addition relating thereto) filed in Japan that are owned or controlled by THERMO or in which it has any interest, in which case to the extent of such interest, at any time while this Agreement is in effect; and
               j. "ATAK" shall mean the sterile disposable apparatus which contains appropriate chemicals and allows for the activation of prothrombin and for the extraction of thrombin from human plasma.
B-1 Section 2.a shall read in its entirety as follows:

               a. Grant of Rights. THERMO grants to ASAHI the right and license, with rights to grant sublicenses as provided below,
                  i)to manufacture or have manufactured, the Auto-Cryo Kit in
                    Japan (with the exception of the Applicators) and the unrestricted right to market and distribute the Device, Auto-Cryo Kit and Applicators in Japan.
                 ii)to manufacture or have  manufactured  the Device and the
                    Applicators in Japan and the unrestricted right, free of additional charge, to market and distribute the Device, the Auto-Cryo Kit including Applicators in Japan in case of the occurrence of certain events set forth in section 15.f of the Amendment.
B-2  Section  2.c and 2.e of the  Agreement  shall be  amended as follows:

               c. Technical Support. THERMO shall make available to ASAHI, all technical and other information in its possession at any time during the term of this Agreement relating to the manufacture of the Containers, including specifications and quality control information. THERMO shall, during the period from the date of ASAHI's request to the date 12 months thereafter, make available to ASAHI the services of such personnel of THERMO as THERMO deems necessary, or as reasonably requested by ASAHI, for up to 100 hours of technical support during that period, provided however, that such time shall not exceed sixty (60) hours of time during any calendar quarter and provided that ASAHI gives THERMO at least thirty (30) days advance notice of the need for such time and provides THERMO with a report of the work assistance needed. Thereafter, during the term of this Agreement, in order to reasonably assist ASAHI in its efforts to manufacture or have manufactured the Auto-Cryo Kit (with the exception of the Applicators), THERMO shall provide technical assistance as the parties may agree. When THERMO personnel are in Japan at the request of ASAHI, the living and travel expenses from the U.S. to Japan, and back to the U.S., will be paid by THERMO during the initial 12 month period. After the initial 12 month period, THERMO will make available technical and support assistance, as may be requested by ASAHI and agreed to by THERMO pursuant to THERMO's then standard rates and charges, including travel and accommodation.

               e. Clinical Data, Test Material and Advertising Materials. THERMO shall provide to ASAHI sales, marketing and technical assistance and Auto-Cryo Kit, Device and Applicators training and support that THERMO deems appropriate to enable ASAHI to localize, as defined in the Agreement, the Auto-Cryo Kit, Device and Applicators, and for ASAHI to sell and provide Auto-Cryo Kit maintenance. THERMO shall provide ASAHI with a reasonable amount of sales literature, advertising materials and point of purchase (i.e., Auto-Cryo Kit display) materials in English, as prepared by THERMO and as may be necessary or appropriate to allow ASAHI to complete Localization and promote and enhance the sales of Auto-Cryo Kit, Device and Applicators. THERMO shall also provide to ASAHI, when and as available, all test data, clinical trial studies (including, but not limited to, all information exchanged with FDA, within two weeks of receipt from FDA or submission to FDA) and related information available to THERMO in order to assist ASAHI in obtaining governmental approvals for the System.

B-3  The  following  new  section  shall  be  added  to the  Paragraph  2 of the
Agreement:

               h. Manufacturing Information. THERMO shall, within sixty (60) days following execution of this Amendment, enter into an arrangement with Tashiro Patent Office in Japan to hold a certified duplicate copy of all technical and other information relating to the manufacture of the Device and Applicators, including specifications, drawings and quality control information ("Technical Documentation"), which shall in turn be delivered by the Tashiro Patent Office to ASAHI upon the occurrence of events stated in Section 15.f of this Amendment, as certified by the parties. The Technical Documentation shall be updated by additional certified copies of current information by THERMO annually on or before August 30 of each year. ASAHI shall pay for all storage and holding fees charged by Tashiro Patent Office for holding the Technical Documentation. In addition to the foregoing, and following the occurrence of an event stated in Section 15.f, THERMO shall from time to time, and as resources are available, make available to ASAHI the services of such personnel of THERMO as THERMO deems necessary in order to assist ASAHI in its efforts to manufacture or have manufactured the Device and Applicators. THERMO will make available technical and support assistance, as may be requested by ASAHI and agreed to by THERMO pursuant to THERMO's then standard rates and charges, including travel and accommodation.

        i.     FDA Approval
               i) THERMO shall make its best efforts to obtain FDA approval to market the System containing ATAK and shall submit periodic reports to show the status and progress of the development of ATAK to ASAHI at least once every calendar quarter, beginning with the first full calendar quarter following execution of this Amendment.
               ii) THERMO shall submit to FDA an application to market the System containing ATAK promptly upon completion of clinical trials and review of trial outcomes and preparation of submission, but in no event later than three (3) years after the Effective Date of this Amendment.

               j. Clinical Trial(s) and Governmental Approval in Japan. ASAHI shall have sole responsibility for diligently conducting preclinical and clinical trial(s) and shall diligently make all regulatory submissions necessary for the approval of the right to market and to receive the reimbursement of the System in Japan and THERMO shall cooperate with ASAHI for such trial(s) and regulatory submissions upon reasonable requests by ASAHI. ASAHI shall purchase the Devices and Auto-Cryo Kit from THERMO for preclinical and clinical trial(s) in Japan at pricing as shown in the attached confidential Exhibit D and THERMO shall provide such materials upon ASAHI's request for shipment to ASAHI as scheduled by THERMO. In addition to the foregoing, ASAHI shall cooperate with THERMO in establishing pre-clinical protocol for assay of thrombin components extracted with the ATAK, and shall submit to THERMO the pre-clinical data collected by ASAHI. THERMO shall pay incremental costs for such data and formatting of such data as outlined in the confidential attached Exhibit D.

C-1     Section 3.a. of the Agreement shall be modified to read as follows:

               a. License and Distribution Fee. ASAHI previously paid a non-refundable manufacturing and distribution license fee to THERMO of net $400,000 US by wire transfer as provided in
                    Section 3.a of the Agreement. By this Amendment, ASAHI shall pay THERMO an additional manufacturing and distribution license fee of a lump sum payment of gross ** [Redacted:
                    Removed for confidential treatment pursuant to SEC Rule 24b-2 under separate filing] ** for the rights granted to ASAHI by THERMO set forth in Section B-1 of this Amendment. The license fee shall be paid by ASAHI and received by THERMO no later than June 30, 1999, by wire transfer separate from the wire transfer for the purchase of the common shares defined below.

C-2 The following paragraph shall be added to Paragraph 3 of the Agreement.

               J. Shares. ASAHI shall purchase common shares ("Shares") of THERMO equivalent to US$700,000, the aggregate number of shares to be based upon the closing price of THERMO's stock on June 23, 1999. ASAHI shall purchase the shares of common stock by wire transfer of the US$700,000 purchase price which must be sent by separate wire transfer from the license fee defined above and received by THERMO no later than June 30, 1999. THERMO represents and warrants to ASAHI that the shares issued pursuant to this section are or will be duly authorized, validly and fully paid, and non-assessable shares, free and clear of all liens, claims and encumbrances of any kind. ASAHI represents that it will acquire the Shares for investment for its own account only and not with a view to, or for resale in connection with, any "distribution" thereof within the meaning of the Securities Act of 1933, as amended ("1933 Act"). ASAHI understands that the Shares have not been registered under the 1933 Act, by reason of a specific exemption therefrom, which exemption depends upon, among other things, the bona fide nature of ASAHI's investment intent as expressed herein. ASAHI further acknowledges and understands that the Shares are "restricted securities" within the meaning of SEC Rule 144 and may not be resold unless they are subsequently registered under the 1933 Act or an exemption from such registration is available. ASAHI further acknowledges and understands that THERMO is under no obligation to register the Shares. ASAHI is aware of the provisions of Rule 144 promulgated under the 1933 Act, which, in substance, permits limited public resale of "restricted securities" (acquired directly or indirectly, from the issuer thereof or from an affiliate of such issuer, in a non-public offering) subject to the satisfaction of certain conditions, including, among other things: (i) the availability , in certain cases, of certain public information about the issuer; (ii) the resale occurring not less than one (1) year after the party has purchased and paid for the securities to be sold; and (iii) in the case of an affiliate, or a non-affiliate who has held the restricted securities for less than two (2) years, the sale being made through a broker in an unsolicited "broker's transaction" or in transactions directly with a market maker (as such term is defined under the Securities Exchange Act of 1934) and limited to certain amounts as specified in Rule 144.

D-1 Section 6.a.3 shall be amended to read as follows:

               a.3 Conformity THERMO shall provide ASAHI with written specifications (the "Product Specifications"). THERMO warrants that the Device, Container, Applicators and Auto-Cryo Kit manufactured by THERMO shall, upon tender of delivery conform to all applicable specifications and drawings which are a part of any contractual documents which incorporate this clause and to any express representations or descriptions contained in such contractual documents. THERMO warrants that the System, when operated in accordance with the design, specifications and engineering specifications established by THERMO from time to time, will harvest the fibrinogen rich cryoprecipitate through freezing and thawing plasma from a plasma donor and prepare the thrombin solution through activation of prothrombin to thrombin by appropriate chemicals and apparatus and extraction of thrombin from donor's plasma during the thirty
                    (30) days following installation of the System, normal wear and tear of operating the System excepted. Notwithstanding the foregoing, THERMO does not warrant the result of various possible uses or purposes for the System, or warrant that the System is fit or intended for any particular use or intended purpose.

D-2 The  following  new  paragraph  shall  be added  to the  Paragraph  8 of the
Agreement:

               b. The Grant of Exclusive License on the Licensed Patents Whenever the Licensed Patents are issued in Japan, ASAHI shall, in the name of THERMO but at ASAHI's own cost and expense, have the right to have the grant of the Exclusive License set forth in the article 77 of Japanese Patent Law on the Licensed Patents registered with the Japanese Patent Office and THERMO shall cooperate with ASAHI to register the grant of the Exclusive License on the Licensed Patents. In this Amendment, the Exclusive License shall mean "SENYO JISSIKEN" set forth in the article 77 of the Japanese Patent Law, of which the grant, transfer (except those by inheritance or other general succession), modification or extinguishment (except those resulting form a merger or the extinguishment of the patent right) of which, or a restriction on the disposal thereof shall be of no effect unless they are registered.

E.      Section 15.f of the Agreement shall be amended to read as follows:

        15.f   Suspensive Condition.

               (1) In the event that THERMO shall go into liquidation, or seek the benefit of any bankruptcy or insolvency act, or a receiver or trustee is appointed for the property or estate of THERMO, or THERMO makes an assignment for the benefit of creditors and as a consequence THERMO becomes unable to supply the Device and/or the Applicators to ASAHI, and whether any of the aforesaid events be the outcome of the voluntary act of THERMO or otherwise, and such action or appointment remains undismissed for 120 days, THERMO shall grant to ASAHI the right to manufacture the Device and Applicators for distribution in Japan and THERMO, shall, as debtor in possession, take all appropriate actions to transfer the information from Tashiro Patent Office, located at 2-16, Toranomon 1-chome, Minato-ku, Tokyo 105-0001 Japan, to ASAHI for the required manufacture of the Device and the Applicators. In case of the occurrence of certain events set forth in this section 15.f (1), ASAHI may manufacture the Device and/or Applicators, subject to royalty payments for each product manufactured and in the percentages set forth in Section 3.d of the Agreement. As long as ASAHI manufactures Devices and/or Applicators, ASAHI may not terminate the Agreement for the reasons set forth in this Section 15.f(1) and (2). When THERMO re-establishes the ability to supply the Devices and/or Applicators, ASAHI shall have a choice either (a) to continue to manufacture the Devices and/or Applicators; or (b) purchase Devices and/or Applicators from THERMO under the terms and conditions of the Agreement; or elect to do both.

               (2) Following certification from THERMO of Device and/or Applicators completion and availability through standard production, if at any time THERMO shall be unable to provide ASAHI with the Device and/or Applicators within 90 days of the originally promised shipment date for the

                      Device and/or Applicators THERMO, shall grant to ASAHI the right to manufacture the Device and Applicators for distribution in Japan and THERMO, shall take all appropriate actions to transfer the information from Tashiro Patent Office, located at 2-16, Toranomon 1-chome, Minato-ku, Tokyo 105-0001 Japan, to ASAHI for the required manufacture of the Device and the Applicators. In case of the occurrence of such event set forth in this section 15.f(2), ASAHI may manufacture the Device and/or Applicators, subject to royalty payments for each Device and Applicator sold, and in the percentages set forth in
                      Section 3.d of the Agreement. As long as ASAHI manufactures Devices and/or Applicators, ASAHI may not terminate the Agreement for the reasons set forth in this
                      Section 15.f(1) and (2). When THERMO re-establishes the ability to supply the Devices and/or Applicators, ASAHI shall have a choice either (a) to continue to manufacture the Devices and/or Applicators; or (b) purchase Devices and/or Applicators from THERMO under the terms and conditions of the Agreement; or elect to do both.

F. Effect of modification. Except as modified by this Amendment, the Agreement remains in full force and effect. Unless otherwise expressly defined in Section A of this Amendment, all capitalized terms shall have the meaning ascribed to them in the Agreement.

G. The following Section 28 shall be added to the Agreement:

        Except as may be contemplated hereunder, neither party may issue any press release or make any public announcement concerning the transactions contemplated by this Agreement without the prior written consent of the other party, except for any releases or announcements which may be required by, or in such party's discretion, reasonably necessary under applicable law, in which case the party proposing to make such release or announcement will allow the other party a reasonable opportunity to review and comment on such release or announcement in advance of such issuance or making. In addition, THERMO agrees that it will request under the United States securities laws, including Rule 24b-2 promulgated under the Securities Exchange Act of 1934, as amended, and use its reasonable best efforts to seek, confidential treatment of certain information contained in this Agreement.

        The parties have caused this Amendment to be duly executed in multiple counterparts by their respective authorized representatives.

THERMOGENESIS CORP.                                  ASAHI MEDICAL CO., LTD.

  /s/PHILIP H. COELHO                             /s/AKIHIRO ISOBE
     ----------------                                --------------
     Philip H. Coelho,                               Akihiro Isobe,
     Chairman & CEO                                  President

Dated: ___________________                           Dated: ___________________